Exhibit 99.1

New York Community Bancorp, Inc. Reports First Quarter 2019 Diluted Earnings Per Common Share Of $0.19 Unchanged From Prior Quarter

BOARD OF DIRECTORS DECLARES A $0.17 DIVIDEND PER COMMON SHARE

WESTBURY, N.Y., April 30, 2019 /PRNewswire/ --

First Quarter 2019 Summary

  Earnings:
    Net income for the first quarter of 2019 was $97.6 million compared to $101.7 million for the fourth quarter of 2018.
    Net income available to common shareholders for the first quarter of 2019 was $89.4 million compared to $93.5 million for the fourth quarter of 2018, $0.19 per common share, unchanged from the prior quarter.
    Non-interest expenses rose $3.8 million to $138.8 million compared to fourth quarter 2018, while the efficiency ratio was 52.15%.  Excluding certain items totaling approximately $9.0 million, non-interest expenses(3), on a non-GAAP basis, were $129.7 million, down 4% compared to fourth quarter 2018.(2)
    The adjusted efficiency ratio, excluding these two items, declined 117 basis points to 48.75%.(2)
    Return on average assets was 0.76% for the current first quarter while return on average common stockholders' equity was 5.86% (1)
    Return on average tangible assets was 0.79% for the current first quarter, while return on average tangible common stockholders' equity was 9.74%. (1) (2)

  Balance Sheet:
    Total assets increased 2% on an annualized basis to $52.1 billion, compared to December 31, 2018
    Loans held for investment totaled $40.5 billion, up $360.1 million or 4% annualized.
    Total multi-family loans grew modestly this quarter compared to year-end and ended the first quarter at $30.0 billion, up 1% annualized.
    Total commercial & industrial loans were up $323.2 million or 54% annualized to $2.7 billion. The largest component of this growth was our specialty finance portfolio, which increased $315 million to $2.3 billion, up 63%, annualized compared to December 31, 2018.
    Total deposits increased $836.7 million to $31.6 billion, up 11% annualized.

  Net Interest Margin:
    The net interest margin for the first quarter, was 2.03%, down six basis points compared to fourth quarter 2018.
    Prepayment income added eight basis points to the NIM in both periods.

   Asset Quality:
    Non-performing loans increased 29% to $58.6 million or 0.14% of total loans compared to the previous quarter, due primarily to one C&I borrower in the amount of $15 million.
    Net charge-offs for the first quarter were $2.0 million and consisted primarily of taxi-medallion loans.

  Capital Management:
    During the first quarter, the Company repurchased 7.1 million shares of its common stock at an average price of $9.47.
    Since commencing our repurchase program during the fourth quarter of last year, we have repurchased a total of 23.9 million shares at an average price of $9.54.

Capital Position at March 31, 2019: Common Equity Tier 1 Capital Ratio was 10.27%. Tier 1 Risk-Based Capital Ratio was 11.64%. Total Risk-Based Capital Ratio was 13.83%. Leverage Capital Ratio was 8.68%.
(1)

Return on average assets and on average tangible assets are calculated using net income. Return on average common stockholders' equity and on average tangible common stockholders' equity are calculated using net income available to common shareholders.

(2)

"Non-GAAP non-interest expenses", "adjusted efficiency ratio", "tangible assets" and "tangible common stockholders' equity" are non-GAAP financial measures. See the discussion and reconciliations of these non-GAAP measures with the comparable GAAP measures on page 8 of this release.

(3) Consists of $3.5 million in severance costs and $5.5 million in branch rationalization costs.

New York Community Bancorp, Inc. (NYSE: NYCB) (the "Company") today reported net income for the three months ended March 31, 2019 of $97.6 million, down slightly from the $101.7 million reported for the three months ended December 31, 2018. Net income available to common shareholders for the three months ended March 31, 2019 was $89.4 million, down from the $93.5 million reported for the three months ended December 31, 2018.

Commenting on the Company's first quarter 2019 performance, President and Chief Executive Officer Joseph R. Ficalora stated: "The Company has gotten off to a good start in 2019. Despite NIM pressure, which we were able to offset with operating leverage and report an in-line quarter. On a per share basis, diluted earnings per common share for the three months ended March 31, 2019 were $0.19, unchanged from the three months ended December 31, 2018. Our first quarter 2019 results show continued growth in our loan portfolio, strong deposit inflows, solid asset quality and a further reduction in our operating expenses.

"Our loan portfolio increased $360 million or 4% on an annualized basis compared to the level at the end of 2018. All of our major loan categories registered growth during the current first quarter, especially our specialty finance loan portfolio, which rose $315 million or 63% on an annualized basis compared to year-end.

"We were also pleased to see the strong deposit growth we experienced throughout 2018 continue into the first quarter of 2019. Total deposits rose $836.7 million or 11% annualized, during the quarter. In addition to CD growth, we also had growth in savings accounts and in non-interest bearing accounts, as well. For all of 2018, we grew overall deposits by $1.7 billion or 6%, so first quarter deposit growth trends are encouraging.

"While we continued to re-deploy our cash into higher yielding assets such as investment securities, given the strong deposit growth during the quarter, we used most of our cash to pay down our borrowings and purchased less investment securities given market conditions during the first quarter.

"Last year, we reduced our operating expenses by nearly $100 million. During the current quarter, we reduced our total non-interest expenses by $5 million, excluding the impact from certain items, related to severance costs and branch rationalization, compared to the prior quarter. While this was an impressive accomplishment, we continue to focus on further reducing our expense base in 2019.

"During the first quarter, we sold our wealth management subsidiary, Peter B. Cannell & Co., Inc. While non-interest income will decline, it will be substantially offset by the cost savings related to this subsidiary. Additionally, we also entered into an agreement with our third-party provider of non-depositary products and services. Under this new agreement, our financial consultants will be employed by them, but will still service our customer base. This arrangement will continue to generate fee income for the Company, without the overhead associated with a large salesforce. This will result in considerably less compensation expenses going forward and help us achieve our on-going cost savings initiatives.

"On the asset quality front, our metrics continue to be very strong and we are not seeing any weakness in our core multi-family business. Overall, our asset quality metrics remain among the best across the industry.

"Lastly, during the first quarter, we continued to execute on our share repurchase program."

CAPITAL MANAGEMENT

Reflecting our earnings, capital position, and asset quality, the Board of Directors yesterday declared a quarterly cash dividend on the Company's common stock of $0.17 per share. This represents an annualized dividend yield of 6.0% based on the closing price as of April 29, 2019. The dividend is payable on May 28, 2019 to common shareholders of record as of May 14, 2019.

During the first quarter of 2019, the Company continued to repurchase shares of its common stock under its previously announced $300 million share repurchase program. Specifically, it repurchased 7.1 million shares during the quarter at an average price of $9.47; to date the Company has repurchased a total of 23.9 million shares at an average price of $9.54 or an aggregate purchase of $227.9 million, leaving $72.1 million remaining under the current authorization.

BALANCE SHEET SUMMARY

Total assets as of March 31, 2019 were $52.1 billion, up $250.2 million or 2% annualized compared to total assets at December 31, 2018. This increase was primarily due to loan growth, specifically commercial and industrial ("C&I") loan growth and to a lesser extent, modest growth in our securities portfolio. The growth this quarter was funded by strong growth in our deposit base, while the level of borrowed funds declined.

Total loans held for investment rose $360.1 million or 4% annualized compared to December 31, 2018. This quarter's loan growth was largely centered in our C&I portfolio.

While we continued to redeploy our cash during the first quarter, this quarter we used most of our cash to pay down wholesale borrowings and grew our securities portfolio modestly. Accordingly, our available-for-sale securities increased $111.1 million or 8% annualized to $5.7 billion, while our cash balances declined $466.4 million to $1.0 billion.

Total deposits increased $836.7 million compared to December 31, 2018, up 11%, annualized while total borrowed funds declined $950.0 million to $13.3 billion, compared to the balances at December 31, 2018.

Loans

Loans held for investment, net totaled $40.4 billion at March 31, 2019, up $363.3 million or 4% annualized compared to December 31, 2018. This quarter, loan growth was driven by our C&I loan portfolio, commercial real estate ("CRE"), and multi-family.

Total C&I loans increased $323.2 million or 13% (not annualized) compared to the balance at December 31, 2018. This growth was in turn, driven by strong growth in our specialty finance business. Specialty finance loans increased $314.9 million or 63% annualized to $2.3 billion compared to December 31, 2018. CRE loans rose $80.6 million to $7.1 billion, up 5% on an annualized basis, while multi-family loans rose $48.7 million to $30.0 billion, up 1% annualized compared to the balances at December 31, 2018.

Originations
Loans originated for investment for the quarter ended March 31, 2019 equaled $2.0 billion, down 6% compared to originations for the quarter ended December 31, 2018. On a linked-quarter basis, multi-family originations declined 21%, CRE originations decreased 11%, and specialty finance originations increased 31%.

Pipeline
The current pipeline stands at $1.5 billion. This includes $833 million in multi-family loans, $314 million in CRE loans, and $220 million in specialty finance loans.

Funding

Deposits
During the current first quarter, we continued to execute on our strategy to grow deposits organically. For the three months ended March 31, 2019, total deposits grew $836.7 million or 11%, annualized, to $31.6 billion. Similar to the deposit growth we experienced during 2018, first quarter 2019 deposit growth was based in our certificates of deposits ("CDs"). CDs increased $573.5 million or 19% on an annualized basis relative to fourth-quarter 2018. Additionally, we also experienced strong growth in non-interest bearing deposits and in savings accounts, while interest-bearing checking and money market accounts declined modestly. Non-interest bearing accounts rose $193.1 million or 32% on an annualized basis to $2.6 billion compared to the balance at December 31, 2018, while savings accounts increased $117.6 million or 10% annualized to $4.8 billion.

Borrowed Funds
At March 31, 2019, borrowed funds totaled $13.3 billion, down $950.0 million or 26.7% annualized compared to $14.2 billion at the end of 2018. The decline was entirely attributable to a decline in wholesale borrowings, which consist primarily of borrowings from the Federal Home Loan Bank of New York.

Asset Quality

The Company's asset quality metrics remained strong during the current first quarter despite an uptick in non-accrual loans related to one C&I borrower in the amount of $15 million. Total non-performing assets ("NPAs") rose $15.0 million or 27% on a linked-quarter basis to $71.3 million or 0.14% of total assets. Total non-accrual mortgage loans declined modestly, while other non-accrual loans, the majority of which are taxi medallion-related loans, increased $13.2 million or 36% to $49.9 million, also due to this same one C&I borrower.

Total repossessed assets rose $2.0 million or 18% to $12.8 million compared to the balance at December 31, 2018. The majority of our repossessed assets consist of taxi medallions, which totaled $10.8 million at the end of the current quarter.

At March 31, 2019, the Company's remaining taxi medallion-related loans were $69.6 million compared to $73.7 million at December 31, 2018.

EARNINGS SUMMARY FOR THE THREE MONTHS ENDED MARCH 31, 2019

Net Interest Income
Net interest income for the three months ended March 31, 2019 totaled $241.3 million, down 2% compared to $247.2 million for the three months ended December 31, 2018. Interest income increased 1% on a linked-quarter basis, but was offset by a 5% linked quarter increase in interest expense.

The increase in our interest income compared to the previous quarter was the result of a slightly lower level of interest-earning assets (primarily cash and cash equivalents), offset by a seven basis point increase in the average yield. The higher level of interest expense compared to the previous quarter was due to CD growth along with higher interest rates on those balances, offset slightly by a lower average balance of borrowed funds.

Net Interest Margin
The net interest margin ("NIM") for the first quarter of 2019 was 2.03%, down six basis points compared to the previous quarter. The decrease was the result of higher funding costs due to multiple Federal Reserve interest rate increases over the past twelve months and was modestly offset by higher yields on our loan portfolio and securities. Prepayment income of $9.6 million was up modestly compared to the prior quarter and contributed eight basis points to the NIM, unchanged from the previous quarter. Excluding the impact from the prepayments, our first quarter 2019 NIM would have been 1.95%.

(Recovery of) Provision for Loan Losses
For the first quarter of 2019, the Company reported a recovery of loan losses of $1.2 million compared to a provision for loan losses of $2.8 million for the fourth quarter of 2018.

Non-Interest Income
Non-interest income during the first quarter of 2019 was $24.8 million, up 7% compared to the fourth quarter of 2018. The current first quarter included $7.0 million of net gains on the sale of securities compared to a $1.2 million net loss in the prior quarter. Additionally, during the current quarter, the Company sold its wealth management business, Peter B. Cannell & Co. This resulted in a $5.1 million or 59% decrease in other income, which was offset by the net gain on the sale of securities.

Non-Interest Expense
Total non-interest expense for the current first quarter was $138.8 million, up $3.8 million or 3% compared to the fourth quarter of 2018. Included in the current quarter's results were certain items which together totaled $9.0 million: $3.5 million in severance costs and $5.5 million related to branch rationalization costs. Excluding these two items, total non-interest expenses, on a non-GAAP basis, would have totaled $129.7 million this quarter, down $5.2 million or 4% compared to the prior quarter(2). The efficiency ratio for the first quarter of 2019 was 52.15% compared to 49.92% for the fourth quarter of 2018. Excluding the two items, the adjusted efficiency ratio for the first quarter of 2019 would have been 48.75%, down 117 basis points compared to the prior quarter.(2)

As previously mentioned, the sale of Peter B. Cannell & Co., along with the new relationship with our third-party provider of non-deposit products, as well as the branch rationalization, will help us with our ongoing cost save initiatives during 2019.

Income Taxes
Income tax expense for the three months ended March 31, 2019 was $31.0 million, relatively unchanged from the three months ended December 31, 2018. The effective tax rate for the current first quarter was 24.10%, up modestly from 23.27% recorded in the fourth quarter of 2018.

About New York Community Bancorp, Inc.
Based in Westbury, NY, New York Community Bancorp, Inc. is a leading producer of multi-family loans on non-luxury, rent-regulated apartment buildings in New York City, and the parent of New York Community Bank. At March 31, 2019, the Company reported assets of $52.1 billion, loans of $40.4 billion, deposits of $31.6 billion, and stockholders' equity of $6.6 billion.

Reflecting our growth through a series of acquisitions, the Company operates 252 branches through eight local divisions, each with a history of service and strength: Queens County Savings Bank, Roslyn Savings Bank, Richmond County Savings Bank, Roosevelt Savings Bank, and Atlantic Bank in New York; Garden State Community Bank in New Jersey; Ohio Savings Bank in Ohio; and AmTrust Bank in Florida and Arizona.

Post-Earnings Release Conference Call
The Company will host a conference call on Tuesday, April 30, 2019, at 8:30 a.m. (Eastern Time) to discuss its first quarter 2019 performance. The conference call may be accessed by dialing (877) 407-8293 (for domestic calls) or (201) 689-8349 (for international calls) and asking for "New York Community Bancorp" or "NYCB." A replay will be available approximately three hours following completion of the call through 11:59 p.m. on May 4, 2019 and may be accessed by calling (877) 660-6853 (domestic) or (201) 612-7415 (international) and providing the following conference ID: 13688793. In addition, the conference call will be webcast at ir.myNYCB.com, and archived through 5:00 p.m. on May 28, 2019.

Cautionary Statements Regarding Forward-Looking Information
This earnings release and the associated conference call may include forward-looking statements by the Company and our authorized officers pertaining to such matters as our goals, intentions, and expectations regarding revenues, earnings, loan production, asset quality, capital levels, and acquisitions, among other matters; our estimates of future costs and benefits of the actions we may take; our assessments of probable losses on loans; our assessments of interest rate and other market risks; and our ability to achieve our financial and other strategic goals.

Forward-looking statements are typically identified by such words as "believe," "expect," "anticipate," "intend," "outlook," "estimate," "forecast," "project," and other similar words and expressions, and are subject to numerous assumptions, risks, and uncertainties, which change over time. Additionally, forward-looking statements speak only as of the date they are made; the Company does not assume any duty, and does not undertake, to update our forward-looking statements. Furthermore, because forward-looking statements are subject to assumptions and uncertainties, actual results or future events could differ, possibly materially, from those anticipated in our statements, and our future performance could differ materially from our historical results.

Our forward-looking statements are subject to the following principal risks and uncertainties: general economic conditions and trends, either nationally or locally; conditions in the securities markets; changes in interest rates; changes in deposit flows, and in the demand for deposit, loan, and investment products and other financial services; changes in real estate values; changes in the quality or composition of our loan or investment portfolios; changes in competitive pressures among financial institutions or from non-financial institutions; our ability to obtain the necessary shareholder and regulatory approvals of any acquisitions we may propose; our ability to successfully integrate any assets, liabilities, customers, systems, and management personnel we may acquire into our operations, and our ability to realize related revenue synergies and cost savings within expected time frames; changes in legislation, regulations, and policies; and a variety of other matters which, by their nature, are subject to significant uncertainties and/or are beyond our control.

More information regarding some of these factors is provided in the Risk Factors section of our Form 10-K for the year ended December 31, 2018 and in other SEC reports we file. Our forward-looking statements may also be subject to other risks and uncertainties, including those we may discuss in this news release, on our conference call, during investor presentations, or in our SEC filings, which are accessible on our website and at the SEC's website, www.sec.gov.

- Financial Statements and Highlights Follow -

NEW YORK COMMUNITY BANCORP, INC.
CONSOLIDATED STATEMENTS OF CONDITION
	March 31,	December 31,
	2019	2018
	(unaudited)
(in thousands, except share data)
Assets
Cash and cash equivalents	$ 1,008,550	$ 1,474,955
Securities:
Available-for-sale	5,724,644	5,613,520
Equity investments with readily
determinable fair values, at fair value	32,128	30,551
Total securities	5,756,772	5,644,071
Mortgage loans held for investment:
Multi-family	29,952,775	29,904,063
Commercial real estate	7,081,597	7,000,990
One-to-four family	435,991	446,413
Acquisition, development, and construction	326,652	407,875
Total mortgage loans held for investment	37,797,015	37,759,341
Other loans:
Commercial and industrial	2,720,985	2,397,784
Other loans	8,019	8,783
Total other loans held for investment	2,729,004	2,406,567
Total loans held for investment	40,526,019	40,165,908
Less: Allowance for loan losses	(156,636)	(159,820)
Loans held for investment, net	40,369,383	40,006,088
Total loans, net	40,369,383	40,006,088
Federal Home Loan Bank stock, at cost	588,197	644,590
Premises and equipment, net	332,721	346,179
Operating lease right-of-use assets	312,948	-
Goodwill	2,426,379	2,436,131
Other assets	1,354,627	1,347,362
Total assets	$ 52,149,577	$ 51,899,376
Liabilities and Stockholders' Equity
Deposits:
Interest-bearing checking and money market accounts	$ 11,482,591	$ 11,530,049
Savings accounts	4,760,877	4,643,260
Certificates of deposit	12,767,779	12,194,322
Non-interest-bearing accounts	2,589,878	2,396,799
Total deposits	31,601,125	30,764,430
Borrowed funds:
Wholesale borrowings	12,603,661	13,553,661
Junior subordinated debentures	359,594	359,508
Subordinated notes	294,655	294,697
Total borrowed funds	13,257,910	14,207,866
Operating lease liabilities	312,628	-
Other liabilities	348,844	271,845
Total liabilities	45,520,507	45,244,141
Stockholders' equity:
Preferred stock at par $0.01 (5,000,000 shares authorized):
Series A (515,000 shares issued and outstanding)	502,840	502,840
Common stock at par $0.01 (900,000,000 shares authorized; 490,439,070 and 490,439,070
shares issued; and 467,236,136 and 473,536,604 shares outstanding, respectively)	4,904	4,904
Paid-in capital in excess of par	6,092,792	6,099,940
Retained earnings	307,232	297,202
Treasury stock, at cost (23,202,934 and 16,902,466 shares, respectively)	(221,728)	(161,998)
Accumulated other comprehensive loss, net of tax:
Net unrealized gain (loss) on securities available for sale, net of tax	18,329	(10,534)
Net unrealized loss on the non-credit portion of other-than-
temporary impairment losses, net of tax	(6,042)	(6,042)
Pension and post-retirement obligations, net of tax	(69,257)	(71,077)
Total accumulated other comprehensive loss, net of tax	(56,970)	(87,653)
Total stockholders' equity	6,629,070	6,655,235
Total liabilities and stockholders' equity	$ 52,149,577	$ 51,899,376

NEW YORK COMMUNITY BANCORP, INC.
CONSOLIDATED STATEMENTS OF INCOME
(unaudited)

	For the Three Months Ended
	Mar. 31,	Dec. 31,	Mar. 31,
	2019	2018	2018

(in thousands, except per share data)
Interest Income:
Mortgage and other loans	$ 379,790	$ 375,307	$ 355,917
Securities and money market investments	66,384	67,565	48,408
Total interest income	446,174	442,872	404,325

Interest Expense:
Interest-bearing checking and money market accounts	50,159	48,726	34,369
Savings accounts	8,083	7,818	7,221
Certificates of deposit	67,775	61,085	30,515
Borrowed funds	78,832	78,007	61,922
Total interest expense	204,849	195,636	134,027
Net interest income	241,325	247,236	270,298
(Recovery of) provision for loan losses	(1,222)	2,770	9,571
Net interest income after (recovery of) provision for loan losses	242,547	244,466	260,727

Non-Interest Income:
Fee income	7,228	7,709	7,327
Bank-owned life insurance	6,975	7,828	6,804
Net gain (loss) on securities	6,987	(1,184)	(466)
Other income	3,595	8,720	9,192
Total non-interest income	24,785	23,073	22,857

Non-Interest Expense:
Operating expenses:
Compensation and benefits	81,440	74,924	83,975
Occupancy and equipment	22,962	25,796	24,884
General and administrative	34,365	34,226	30,248
Total non-interest expense	138,767	134,946	139,107
Income before income taxes	128,565	132,593	144,477
Income tax expense	30,988	30,854	37,925
Net Income	97,577	101,739	106,552
Preferred stock dividends	8,207	8,207	8,207
Net income available to common shareholders	$ 89,370	$ 93,532	$ 98,345

Basic earnings per common share	$ 0.19	$ 0.19	$ 0.20
Diluted earnings per common share	$ 0.19	$ 0.19	$ 0.20

NEW YORK COMMUNITY BANCORP, INC.
RECONCILIATIONS OF CERTAIN GAAP AND NON-GAAP FINANCIAL MEASURES
(unaudited)

While stockholders' equity, total assets, and book value per share are financial measures that are recorded in accordance with U.S. generally accepted accounting principles ("GAAP"), tangible stockholders' equity, tangible assets, and tangible book value per share are not.  Nevertheless, it is management's belief that these non-GAAP measures should be disclosed in our earnings releases and other investor communications for the following reasons:

  Tangible stockholders' equity is an important indication of the Company's ability to grow organically and through business combinations, as well as its ability to pay dividends and to engage in various capital management strategies.
  Returns on average tangible assets and average tangible stockholders' equity are among the profitability measures considered by current and prospective investors, both independent of, and in comparison with, the Company's peers.
  Tangible book value per share and the ratio of tangible stockholders' equity to tangible assets are among the capital measures considered by current and prospective investors, both independent of, and in comparison with, its peers

Tangible stockholders' equity, tangible assets, and the related non-GAAP profitability and capital measures should not be considered in isolation or as a substitute for stockholders' equity, total assets, or any other profitability or capital measure calculated in accordance with GAAP.  Moreover, the manner in which we calculate these non-GAAP measures may differ from that of other companies reporting non-GAAP measures with similar names.

The following table presents reconciliations of our common stockholders' equity and tangible common stockholders' equity, our total assets and tangible assets, and the related GAAP and non-GAAP profitability and capital measures at or for the three months ended March 31, 2019, December 31, 2018, and March 31, 2018:

	At or for the
	Three Months Ended
	Mar. 31,	Dec. 31,	Mar. 31,
(dollars in thousands)	2019	2018	2018
Total Stockholders' Equity	$ 6,629,070	$ 6,655,235	$ 6,780,717
Less: Goodwill	(2,426,379)	(2,436,131)	(2,436,131)
Preferred stock	(502,840)	(502,840)	(502,840)
Tangible common stockholders' equity	$ 3,699,851	$ 3,716,264	$ 3,841,746

Total Assets	$ 52,149,577	$ 51,899,376	$ 49,654,874
Less: Goodwill	(2,426,379)	(2,436,131)	(2,436,131)
Tangible assets	$ 49,723,198	$ 49,463,245	$ 47,218,743

Average Common Stockholders' Equity	$ 6,104,442	$ 6,244,977	$ 6,287,730
Less: Average goodwill	(2,435,806)	(2,436,131)	(2,436,131)
Average tangible common stockholders' equity	$ 3,668,636	$ 3,808,846	$ 3,851,599

Average Assets	$ 51,617,763	$ 51,779,002	$ 48,862,383
Less: Average goodwill	(2,435,806)	(2,436,131)	(2,436,131)
Average tangible assets	$ 49,181,957	$ 49,342,871	$ 46,426,252

Net Income Available to Common Shareholders	$ 89,370	$ 93,532	$ 98,345

GAAP MEASURES:
Return on average assets (1)	0.76%	0.79%	0.87%
Return on average common stockholders' equity (2)	5.86	5.99	6.26
Book value per common share	$ 13.11	$ 12.99	$ 12.80
Common stockholders' equity to total assets	11.75	11.85	12.64

NON-GAAP MEASURES:
Return on average tangible assets (1)	0.79%	0.82%	0.92%
Return on average tangible common stockholders' equity (2)	9.74	9.82	10.21
Tangible book value per common share	$ 7.92	$ 7.85	$ 7.83
Tangible common stockholders' equity to tangible assets	7.44	7.51	8.14

(1)

To calculate return on average assets for a period, we divide net income generated during that period by average assets recorded during that period. To calculate return on average tangible assets for a period, we divide net income by average tangible assets recorded during that period.

(2)

To calculate return on average common stockholders' equity for a period, we divide net income available to common shareholders generated during that period by average common stockholders' equity recorded during that period. To calculate return on average tangible common stockholders' equity for a period, we divide net income available to common shareholders generated during that period by average tangible common stockholders' equity recorded during that period.

Although they are not calculated in accordance with GAAP, we believe that our non-GAAP earnings are an important indication of our ability to generate earnings through our fundamental business operations. Since they exclude the effects of certain items which the Company does not view as being related to its fundamental business operations (in this case, the aforementioned certain expenses, and the resultant adjusted efficiency ratio which occurred during the quarter-ended March 31, 2019), we believe that our non-GAAP earnings provide useful supplemental information to both management and investors in evaluating our financial performance for the three months ended March 31, 2019. Our non-GAAP earnings should not be considered in isolation or as a substitute for GAAP earnings which are calculated in accordance with GAAP. Moreover, the manner in which we calculate our non-GAAP earnings may differ from that of other companies also reporting non-GAAP results.

NEW YORK COMMUNITY BANCORP, INC.
NET INTEREST INCOME ANALYSIS
LINKED-QUARTER AND YEAR-OVER-YEAR COMPARISONS
(unaudited)

	For the Three Months Ended
	March 31, 2019				December 31, 2018				March 31, 2018
	Average Balance	Interest	Average Yield/Cost		Average Balance	Interest	Average Yield/Cost		Average Balance	Interest	Average Yield/Cost
(dollars in thousands)
Assets:
Interest-earning assets:
Mortgage and other loans, net	$ 39,890,669	$ 379,790	3.81%		$ 39,776,600	$ 375,307	3.77%		$ 38,290,886	$ 355,917	3.72%
Securities	6,263,933	61,037	3.91		5,878,349	57,098	3.88		4,066,613	39,992	3.95
Interest-earning cash and cash equivalents	892,393	5,347	2.43		1,849,838	10,467	2.24		2,134,976	8,416	1.60
Total interest-earning assets	47,046,995	446,174	3.80		47,504,787	442,872	3.73		44,492,475	404,325	3.64
Non-interest-earning assets	4,570,768				4,274,215				4,369,908
Total assets	$ 51,617,763				$ 51,779,002				$ 48,862,383
Liabilities and Stockholders' Equity:
Interest-bearing deposits:
Interest-bearing checking and money
market accounts	$ 11,478,820	$ 50,159	1.77%		$ 11,602,054	$ 48,726	1.67%		$ 12,627,483	$ 34,369	1.10%
Savings accounts	4,669,824	8,083	0.70		4,743,586	7,818	0.65		5,063,110	7,221	0.58
Certificates of deposit	12,298,274	67,775	2.23		11,731,234	61,085	2.07		8,804,862	30,515	1.41
Total interest-bearing deposits	28,446,918	126,017	1.80		28,076,874	117,629	1.66		26,495,455	72,105	1.10
Borrowed funds	13,491,860	78,832	2.37		14,046,944	78,007	2.20		12,927,318	61,922	1.94
Total interest-bearing liabilities	41,938,778	204,849	1.98		42,123,818	195,636	1.84		39,422,773	134,027	1.38
Non-interest-bearing deposits	2,477,420				2,631,408				2,401,542
Other liabilities	594,283				275,959				247,498
Total liabilities	45,010,481				45,031,185				42,071,813
Stockholders' equity	6,607,282				6,747,817				6,790,570
Total liabilities and stockholders' equity	$ 51,617,763				$ 51,779,002				$ 48,862,383
Net interest income/interest rate spread		$ 241,325	1.82%			$ 247,236	1.89%			$ 270,298	2.26%
Net interest margin			2.03%				2.09%				2.42%
Ratio of interest-earning assets to
interest-bearing liabilities			1.12	x			1.13	x			1.13	x

NEW YORK COMMUNITY BANCORP, INC.
CONSOLIDATED FINANCIAL HIGHLIGHTS
(unaudited)

	For the Three Months Ended
	Mar. 31,	Dec. 31,	Mar. 31,
(dollars in thousands except share and per share data)	2019	2018	2018
PROFITABILITY MEASURES:
Net income	$ 97,577	$ 101,739	$ 106,552
Net income available to common shareholders	89,370	93,532	98,345
Basic earnings per common share	0.19	0.19	0.20
Diluted earnings per common share	0.19	0.19	0.20
Return on average assets	0.76%	0.79%	0.87%
Return on average tangible assets (1)	0.79	0.82	0.92
Return on average common stockholders' equity	5.86	5.99	6.26
Return on average tangible common stockholders'
equity (1)	9.74	9.82	10.21
Efficiency ratio (2)	52.15	49.92	47.45
Operating expenses to average assets	1.08	1.04	1.14
Interest rate spread	1.82	1.89	2.26
Net interest margin	2.03	2.09	2.42
Effective tax rate	24.10	23.27	26.25
Shares used for basic common EPS computation	465,493,702	484,036,552	488,140,102
Shares used for diluted common EPS computation	465,493,702	484,036,552	488,140,102
Common shares outstanding at the respective
period-ends	467,236,136	473,536,604	490,379,532

(1)	See the reconciliations of these non-GAAP measures with the comparable GAAP measures on page 9 of this release.
(2)	We calculate our efficiency ratio by dividing our operating expenses by the sum of our net interest income and non-interest income.

	Mar. 31,	Dec. 31,	Mar. 31,
	2019	2018	2018
CAPITAL MEASURES:
Book value per common share	$ 13.11	$ 12.99	$ 12.80
Tangible book value per common share (1)	7.92	7.85	7.83
Common stockholders' equity to total assets	11.75%	11.85%	12.64%
Tangible common stockholders' equity to tangible assets (1)	7.44	7.51	8.14

(1)	See the reconciliations of these non-GAAP measures with the comparable GAAP measures on page 9 of this release.

	Mar. 31,	Dec. 31,	Mar. 31,
	2019	2018	2018
REGULATORY CAPITAL RATIOS: (1)
New York Community Bancorp, Inc.
Common equity tier 1 ratio	10.27%	10.55%	11.46%
Tier 1 risk-based capital ratio	11.64	11.94	12.93
Total risk-based capital ratio	13.83	14.16	14.43
Leverage capital ratio	8.68	8.74	9.50
New York Community Bank
Common equity tier 1 ratio	12.97%	13.10%	13.55%
Tier 1 risk-based capital ratio	12.97	13.10	13.55
Total risk-based capital ratio	13.40	13.54	13.97
Leverage capital ratio	9.66	9.58	10.00

(1)

The minimum regulatory requirements for classification as a well-capitalized institution are a common equity tier 1 capital ratio of 6.50%; a tier 1 risk-based capital ratio of 8.00%; a total risk-based capital ratio of 10.00%; and a leverage capital ratio of 5.00%.

NEW YORK COMMUNITY BANCORP, INC.
SUPPLEMENTAL FINANCIAL INFORMATION
				Mar. 31, 2019
				compared to
	Mar. 31,	Dec. 31,	Mar. 31,	Dec. 31,	Mar. 31,
	2019	2018	2018	2018	2018
(in thousands, except share data)	(unaudited)	(unaudited)	(unaudited)
Assets
Cash and cash equivalents	$1,008,550	$1,474,955	$2,680,772	-32%	-62%
Securities:
Available-for-sale	5,724,644	5,613,520	3,391,952	2%	69%
Equity investments with readily determinable fair values, at fair value	32,128	30,551	32,069	5%	0%
Total securities	5,756,772	5,644,071	3,424,021	2%	68%
Loans held for sale	-	-	31,402	NM	NM
Mortgage loans held for investment:
Multi-family	29,952,775	29,904,063	28,673,988	0%	4%
Commercial real estate	7,081,597	7,000,990	7,255,396	1%	-2%
One-to-four family	435,991	446,413	465,981	-2%	-6%
Acquisition, development, and construction	326,652	407,875	441,588	-20%	-26%
Total mortgage loans held for investment	37,797,015	37,759,341	36,836,953	0%	3%
Other loans:
Commercial and industrial	2,720,985	2,397,784	2,044,202	13%	33%
Other loans	8,019	8,783	8,268	-9%	-3%
Total other loans held for investment	2,729,004	2,406,567	2,052,470	13%	33%
Total loans held for investment	40,526,019	40,165,908	38,889,423	1%	4%
Less: Allowance for losses on loans	(156,636)	(159,820)	(161,140)	-2%	-3%
Loans held for investment, net	40,369,383	40,006,088	38,728,283	1%	4%
Total loans, net	40,369,383	40,006,088	38,759,685	1%	4%
Federal Home Loan Bank stock, at cost	588,197	644,590	622,989	-9%	-6%
Premises and equipment, net	332,721	346,179	364,312	-4%	-9%
Operating lease right-of-use assets	312,948	-	-	NM	NM
Goodwill	2,426,379	2,436,131	2,436,131	0%	0%
Other assets	1,354,627	1,347,362	1,366,964	1%	-1%
Total assets	$52,149,577	$51,899,376	$49,654,874	0%	5%

Liabilities and Stockholders' Equity
Deposits:
Interest-bearing checking and money market accounts	$11,482,591	$11,530,049	$12,633,937	0%	-9%
Savings accounts	4,760,877	4,643,260	5,019,698	3%	-5%
Certificates of deposit	12,767,779	12,194,322	9,063,320	5%	41%
Non-interest-bearing accounts	2,589,878	2,396,799	2,518,479	8%	3%
Total deposits	31,601,125	30,764,430	29,235,434	3%	8%
Borrowed funds:
Wholesale borrowings	12,603,661	13,553,661	12,984,500	-7%	-3%
Junior subordinated debentures	359,594	359,508	359,259	0%	0%
Subordinated notes	294,655	294,697	-	0%	NM
Total borrowed funds	13,257,910	14,207,866	13,343,759	-7%	-1%
Operating lease liabilities	312,628	-	-	NM	NM
Other liabilities	348,844	271,845	294,964	28%	18%
Total liabilities	45,520,507	45,244,141	42,874,157	1%	6%
Stockholders' equity:
Preferred stock at par $0.01 (5,000,000 shares authorized):
Series A (515,000 shares issued and outstanding)	502,840	502,840	502,840	0%	0%
Common stock at par $0.01 (900,000,000 shares authorized; 490,439,070,
490,439,070 and 490,439,070 shares issued; and 467,236,136,
473,536,604 and 490,379,532 shares outstanding, respectively)	4,904	4,904	4,904	0%	0%
Paid-in capital in excess of par	6,092,792	6,099,940	6,073,755	0%	0%
Retained earnings	307,232	297,202	255,777	3%	20%
Treasury stock, at cost (23,202,934, 16,902,466, and 59,538 shares, respectively)	(221,728)	(161,998)	(777)	NM	NM
Accumulated other comprehensive loss, net of tax:
Net unrealizedgain (loss)on securities available for sale, net of tax	18,329	(10,534)	8,050	-274%	128%
Net unrealizedloss on the non-credit portion of other-than-temporary
impairment losses, net of tax	(6,042)	(6,042)	(6,042)	0%	0%
Pension and post-retirement obligations, net of tax	(69,257)	(71,077)	(57,790)	-3%	20%
Total accumulated other comprehensiveloss, net of tax	(56,970)	(87,653)	(55,782)	-35%	2%
Total stockholders' equity	6,629,070	6,655,235	6,780,717	0%	-2%
Total liabilities and stockholders' equity	$52,149,577	$51,899,376	$49,654,874	0%	5%

NEW YORK COMMUNITY BANCORP, INC.
SUPPLEMENTAL FINANCIAL INFORMATION (continued)
(unaudited)
				Mar. 31, 2019
	For the Three Months Ended			compared to
	Mar. 31,	Dec. 31,	Mar. 31,	Dec. 31,	Mar. 31,
	2019	2018	2018	2018	2018
(in thousands, except per share data)
Interest Income:
Mortgage and other loans	$379,790	$375,307	$355,917	1%	7%
Securities and money market investments	66,384	67,565	48,408	-2%	37%
Total interest income	446,174	442,872	404,325	1%	10%

Interest Expense:
Interest-bearing checking and money market accounts	50,159	48,726	34,369	3%	46%
Savings accounts	8,083	7,818	7,221	3%	12%
Certificates of deposit	67,775	61,085	30,515	11%	122%
Borrowed funds	78,832	78,007	61,922	1%	27%
Total interest expense	204,849	195,636	134,027	5%	53%
Net interest income	241,325	247,236	270,298	-2%	-11%
(Recovery of) provision for loan losses	(1,222)	2,770	9,571	NM	NM

Net interest income after (recovery of)
provision for loan losses	242,547	244,466	260,727	-1%	-7%

Non-Interest Income:
Fee income	7,228	7,709	7,327	-6%	-1%
Bank-owned life insurance	6,975	7,828	6,804	-11%	3%
Net gain (loss) on securities	6,987	(1,184)	(466)	NM	NM
Other income	3,595	8,720	9,192	-59%	-61%
Total non-interest income	24,785	23,073	22,857	7%	8%

Non-Interest Expense:
Operating expenses:
Compensation and benefits	81,440	74,924	83,975	9%	-3%
Occupancy and equipment	22,962	25,796	24,884	-11%	-8%
General and administrative	34,365	34,226	30,248	0%	14%
Total operating expenses	138,767	134,946	139,107	3%	0%
Total non-interest expense	138,767	134,946	139,107	3%	0%

Income before taxes	128,565	132,593	144,477	-3%	-11%
Income tax expense	30,988	30,854	37,925	0%	-18%
Net Income	$ 97,577	$ 101,739	$ 106,552	-4%	-8%
Preferred stock dividends	8,207	8,207	8,207	0%	0%
Net Income available to common shareholders	$89,370	$93,532	$98,345	-4%	-9%

Basic earnings per common share	$0.19	$0.19	$0.20	0%	-5%
Diluted earnings per common share	$0.19	$0.19	$0.20	0%	-5%

Dividends per common share	$0.17	$0.17	$0.17	0%	0%

NEW YORK COMMUNITY BANCORP, INC.
SUPPLEMENTAL FINANCIAL INFORMATION (continued)

The following tables summarize the contribution of loan and securities prepayment income on the Company's interest income and net interest margin for the periods indicated.

	For the Three Months Ended						Mar. 31, 2019 compared to
	Mar. 31,		Dec. 31,		Mar. 31,		Dec. 31,		Mar. 31,
	2019		2018		2018		2018		2018
(dollars in thousands)

Total Interest Income	$446,174		$442,872		$404,325		1%		10%

Prepayment Income:
Loans	$9,341		$9,101		$11,779		3%		-21%
Securities	227		353		2,933		-36%		-92%
Total prepayment income	$9,568		$9,454		$14,712		1%		-35%

GAAP Net Interest Margin	2.03%		2.09%		2.42%		-6	bp	-39	bp
Less:
Prepayment income from loans	8	bp	8	bp	11	bp	0	bp	-3	bp
Prepayment income from securities	-		-		2		0	bp	-2	bp
Total prepayment income contribution to
net interest margin	8	bp	8	bp	13	bp	0	bp	-5	bp

Adjusted Net Interest Margin (non-GAAP)	1.95%		2.01%		2.29%		-6	bp	-34	bp

While our net interest margin, including the contribution of prepayment income is recorded in accordance with GAAP, adjusted net interest margin, which excludes the contribution of prepayment income is not.  Nevertheless, management uses this non-GAAP measure in its analysis of our performance, and believes that this non-GAAP measure should be disclosed in our earnings releases and other investor communications for the following reasons:

1.

Adjusted net interest margin gives investors a better understanding of the effect of prepayment income and other items on our net interest margin. Prepayment income in any given period depends on the volume of loans that refinance or prepay, or securities that prepay, during that period. Such activity is largely dependent on external factors such as current market conditions, including real estate values, and the perceived or actual direction of market interest rates.

2.	Adjusted net interest margin is among the measures considered by current and prospective investors, both independent of, and in comparison with, our peers.

NEW YORK COMMUNITY BANCORP, INC.
SUPPLEMENTAL FINANCIAL INFORMATION (continued)

LOANS ORIGINATED FOR INVESTMENT
(unaudited)
				Mar. 31, 2019
	For the Three Months Ended			compared to
	Mar. 31,	Dec. 31,	Mar. 31,	Dec. 31,	Mar. 31,
	2019	2018	2018	2018	2018
(in thousands)
Mortgage Loans Originated for Investment:
Multi-family	$1,009,351	$1,278,514	$1,706,211	-21%	-41%
Commercial real estate	207,209	233,367	177,142	-11%	17%
One-to-four family residential	3,209	4,900	2,699	-35%	19%
Acquisition, development, and construction	12,024	12,293	15,321	-2%	-22%
Total mortgage loans originated for investment	1,231,793	1,529,074	1,901,373	-19%	-35%

Other Loans Originated for Investment:
Specialty Finance	685,611	524,104	396,889	31%	73%
Other commercial and industrial	104,947	101,104	117,614	4%	-11%
Other	920	1,077	878	-15%	5%
Total other loans originated for investment	791,478	626,285	515,381	26%	54%
Total Loans Originated for Investment	$2,023,271	$2,155,359	$2,416,754	-6%	-16%

The following table provides certain information about the Company's multi-family and CRE loan portfolios at the respective dates:

				Mar. 31, 2019
	At or For the Three Months Ended			compared to
	Mar. 31,	Dec. 31,	Mar. 31,	Dec. 31,		Mar. 31,
	2019	2018	2018	2018		2018
(dollars in thousands)
Multi-Family Loan Portfolio:
Loans outstanding	$29,952,775	$29,904,063	$28,673,988	0%		4%
Percent of total held-for-investment loans	73.9%	74.5%	73.7%	(60)	bp	20	bp
Average principal balance	$6,087	$6,067	$5,843	0%		4%
Weighted average life (in years)	2.4	2.6	2.7	-8%		-11%

Commercial Real Estate Loan Portfolio:
Loans outstanding	$7,081,597	$7,000,990	$7,255,396	1%		-2%
Percent of total held-for-investment loans	17.5%	17.4%	18.7%	10	bp	-120	bp
Average principal balance	$6,287	$6,070	$5,778	4%		9%
Weighted average life (in years)	2.6	2.7	2.9	-4%		-10%

NEW YORK COMMUNITY BANCORP, INC.
SUPPLEMENTAL FINANCIAL INFORMATION (continued)

ASSET QUALITY SUMMARY
(unaudited)

The following table presents the Company's non-performing loans and assets at the respective dates:

				Mar. 31, 2019
				compared to
	Mar. 31,	Dec. 31,	Mar. 31,	Dec. 31,	Mar. 31,
(in thousands)	2019	2018	2018	2018	2018
Non-Performing Assets:
Non-accrual mortgage loans:
Multi-family	$4,070	$4,220	$11,881	-4%	-66%
Commercial real estate	3,007	3,021	13,611	0%	-78%
One-to-four family residential	1,637	1,651	1,949	-1%	-16%
Acquisition, development, and construction	-	-	-	NM	NM
Total non-accrual mortgage loans	8,714	8,892	27,441	-2%	-68%
Other non-accrual loans (1)	49,860	36,614	45,945	36%	9%
Total non-performing loans	58,574	45,506	73,386	29%	-20%
Repossessed assets (2)	12,758	10,794	15,458	18%	-17%
Total non-performing assets	$71,332	$56,300	$88,844	27%	-20%

(1)	Includes $33.8 million, $35.5 million and $44.8 million of non-accrual taxi medallion-related loans at March 31, 2019, December 31, 2018 and March 31, 2018, respectively.
(2)	Includes $10.8 million, $8.2 million and $8.8 million of repossessed taxi medallions at March 31, 2019, December 31, 2018 and March 31, 2018, respectively.

The following table presents the Company's asset quality measures at the respective dates:

	Mar. 31,	Dec. 31,	Mar. 31,
	2019	2018	2018
Non-performing loans to total
loans	0.14%	0.11%	0.19%
Non-performing assets
to total assets	0.14	0.11	0.18
Allowance for losses on loans to
non-performing loans	267.42	351.21	219.58
Allowance for losses on loans to
total loans	0.39	0.40	0.41

NEW YORK COMMUNITY BANCORP, INC.
SUPPLEMENTAL FINANCIAL INFORMATION (continued)

The following table presents the Company's loans 30 to 89 days past due at the respective dates:

				Mar. 31, 2019
				compared to
	Mar. 31,	Dec. 31,	Mar. 31,	Dec. 31,	Mar. 31,
	2019	2018	2018	2018	2018
(in thousands)
Loans 30 to 89 Days Past Due:
Multi-family	$ 2,359	$ -	$ -	NM	NM
Commercial real estate	3,278	-	3,191	NM	3%
One-to-four family residential	9	9	397	0%	-98%
Acquisition, development, and construction	6,608	-	-	NM	NM
Other (1)	276	555	6,763	-50%	-96%
Total loans 30 to 89 days past due	$ 12,530	$ 564	$ 10,351	2122%	21%

(1)	Includes $0, $530,000 and $6.7 million of taxi medallion loans at March 31, 2019,
December 31, 2018 and March 31, 2018, respectively.

The following table summarizes the Company's net charge-offs (recoveries) for the respective periods:

	For the Three Months Ended
	Mar. 31,	Dec. 31,	Mar. 31,
	2019	2018	2018
(dollars in thousands)
Charge-offs:
Multi-family	$ -	$ -	$ -
Commercial real estate	-	-	3,191
One-to-four family residential	-	-	-
Acquisition, development, and
construction	-	-	2,220
Other (1)	2,079	3,192	1,580
Total charge-offs	2,079	3,192	6,991

Recoveries:
Multi-family	$ -	$ -	$ -
Commercial real estate	-	-	(26)
One-to-four family residential	-	-	-
Acquisition, development, and
construction	(7)	(22)	(84)
Other	(110)	(565)	(404)
Total recoveries	(117)	(587)	(514)

Net charge-offs	$ 1,962	$ 2,605	$ 6,477

Net charge-offs to average loans (2)	0.00%	0.01%	0.02%

(1)	Includes taxi medallion loans of $2.1 million, $3.2 million, and $1.6 million, respectively, for the three months ended March 31, 2019, December 31, 2018, and March 31, 2018, respectively.
(2)	Three months ended presented on a non-annualized basis.

Investor/Media Contact:	Salvatore J. DiMartino
(516) 683-4286